Exhibit 10.3

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is made this 31st day of March, 2011, by and between Steve Ozonian (“Ozonian”) and Tree.com, Inc. (“Company”), with its principal office in Charlotte, NC.

WHEREAS, Ozonian has been employed by the Company as CEO, RealEstate.com;

WHEREAS, Ozonian and the Company desire to terminate their employment relationship in an amicable and definitive manner and to settle, compromise and resolve any and all claims they may have against each other;

WHEREAS, Ozonian’s effective last day of employment is March 31, 2011 (“Termination Date”); and

WHEREAS, the Company, in exchange for the Release provided by Ozonian herein, has agreed to provide Ozonian with certain additional compensation which it is not otherwise obligated to provide.

NOW, THEREFORE, in consideration of the execution of this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.             Regular  Compensation.  The Company will pay to Ozonian all salary payments and other compensation due and payable during the term of employment through and including the Termination Date.

2.             Employee Benefits.  From and after April 1, 2011, Ozonian shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually.  Provided, however, that Ozonian shall be entitled, if otherwise eligible, (i) to exercise his right to continued coverage under the Company medical benefit plan as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 490B et seq. (“COBRA”) (and with respect to which the Company will provide Ozonian with a separate notice as required by federal law); and (ii) to elect the payment of benefits to which Ozonian is entitled under any employee pension benefit plan of the Company as provided under the terms of any such plan.  Ozonian’s rights, if any, under the Company’s Stock Option plan shall be determined in accordance with the terms of the applicable plan documents, including any amendments.

3.             Special Exit Package.  Also as consideration for Ozonian’s execution of this Agreement and his assent to its terms and conditions, the Company shall pay him his remaining quarterly bonus payments totaling $112,500.00, less required applicable deductions.  In addition, Company shall pay Ozonian an amount equal to four (4) months of his current annual base salary, subject to and reduced by any applicable federal and state withholding taxes and deductions (together with the above-mentioned bonus payments, the “Special Exit Package”).  The Special Exit Package payment will be made within ten (10) business days after the execution of the Agreement by both parties and the expiration of the revocation period referenced in Section 13 (without revocation of the Agreement). Except as provided under paragraphs 1 through 3 of this Agreement, Employee shall receive no other salary, compensation, bonus or incentive payment from the Company.

4.             Adequacy of Consideration.  Ozonian understands that the Special Exit Package provided hereunder by the Company is discretionary in nature, is not an admission of liability by the Company, is not required of the Company in the absence of this Agreement, and constitutes adequate consideration for the Agreement.

5.             Return of Property.  Ozonian acknowledges that the Company has returned to him all of his personal effects and property which were in the Company’s possession or control.  Ozonian further acknowledges and agrees that he has returned or will return to the Company all property of the Company (including, but not limited to, computers, cell phones, pagers, keys and access cards, Company credit cards, and all other Company documents, records and equipment) which are in Ozonian’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.  Ozonian further affirms that he understands his obligation to keep confidential the business and proprietary information of the Company and that he will not discuss or disclose such information with anyone.

6.             Release.  As a material inducement to the Company to provide the Special Exit Package and the other consideration described herein, Ozonian, for himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and its predecessors, successors, affiliates, benefits plans, assigns, and their respective directors, officers, shareholders, trustees, administrators, employees, representatives and agents from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, including, but not limited to, all claims related to or arising out of his employment with the Company, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including, but not limited to, claims brought under: : (i) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (ii) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; (iii) the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; (iv) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2001e et seq., as amended; (v) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (vi) the California Fair Employment and Housing Act, Government Code section 12900, et seq.; (vii) the California Labor Code; and (viii) any other claims for personal injury, compensatory or punitive damages or attorneys’ fees.  (This release does not apply to claims that may arise after the date this Agreement is executed or to any claims to vested benefits under the employee retirement benefit plan.)

The parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties, being aware of said Code Section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7.             Confidentiality, Non-disparagement and Continuing Obligations.

(a)               Ozonian agrees, promises, and covenants that the terms and provisions of this Agreement shall remain and be kept strictly confidential by him and shall not be disclosed except as provided herein.  Without the express written agreement of the Company, or unless required to do so by law, Ozonian agrees to take every precaution to disclose this information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know such information.  To the extent required by law or applicable regulation, Ozonian may also disclose the provisions of this Agreement to the appropriate taxing authorities.  This confidentiality provision applies to and expressly prohibits all communications by Ozonian to any person or entity, including, without limitation, communications to any present, former or future Company employee.

(b)               Ozonian promises that he will not make critical, negative or disparaging remarks about the Company, its affiliates, or their officers, directors, employees or representatives, including but not limited to comments about any of their products, services, business or employment practices.

(c)               Additionally, Ozonian acknowledges that, during his employment with the Company, he may have learned information that is confidential to the Company (“Confidential Information”).  Such Confidential Information may have included (among other things): purchasing and product information; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies; profit margins; pricing reports; information concerning claims or potential claims against the Company; personnel information, and any other information of a similar nature.  Ozonian agrees that he will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of the Company.

(d)  Ozonian acknowledges that his obligations governed by any agreements entered into with Company regarding rights in intellectual property, non-competition and non-solicitation remain in effect pursuant to their original terms.

8.             References.  Any and all inquiries relating to Ozonian’s employment with the Company shall be directed to the Company’s Senior Vice President, Human Resources.  If asked about Ozonian’s employment with the Company, the Company will only provide neutral information pursuant to Company policy, consisting of dates of employment and positions held.

9.             Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement; and no agreements, representations, or statements of any party not contained herein shall be binding on such party.

10.           Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of California, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.

11.           Enforcement.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable (with the exception of the release contained in paragraph 6), the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

12.  Costs. The parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

13.  Acknowledgments.

(a)           Ozonian acknowledges that he has had ample opportunity to consult with his attorney prior to his execution of this Agreement, and was encouraged and advised in writing to do so by the Company.

(b)           Ozonian further understands that he may consider his decision to accept or reject this Agreement for 21 days before signing this Agreement.  The parties agree, however, that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the 21-day period.

(c)           If Ozonian signs this Agreement and Release prior to the end of the 21-day time period, he certifies that he knowingly and voluntarily decided to sign the Agreement after considering it less than 21 days and his decision to do so was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

(d)           Ozonian has carefully read and fully understands all of the provisions and effects of this Agreement and he knowingly and voluntarily entered into all of the terms set forth in this Agreement.

(e)           Ozonian knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

(f)            Ozonian relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

(g)           Ozonian’s signature below evidences his understanding and voluntary waiver of all claims against the Company.

NOW, THEREFORE, Ozonian and Company have executed this Agreement, freely and voluntarily, as of the date first written above.

	/s/ Steve Ozonian	(SEAL)
STEVE OZONIAN

Sworn to and subscribed before me
this day of 2011.

Notary Public

My Commission Expires:

TREE.COM, INC.

	By:	/s/ Claudette Hampton
	Name:	Claudette Hampton
	Title:	SVP, Human Resources

(CORPORATE SEAL)

Sworn to and subscribed before me
this day of 2011.

Notary Public

My Commission Expires: